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                                                                   EXHIBIT 10(s)




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                            STOCK PURCHASE AGREEMENT

                                  BY AND AMONG

                            RESPONSE ONCOLOGY, INC.,

                           JEFFREY L. PAONESSA, M.D.

                                      AND

                        JEFFREY L. PAONESSA, M.D., P.A.



                                 June 19, 1996

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                            STOCK PURCHASE AGREEMENT

         THIS STOCK PURCHASE AGREEMENT, dated as of June 19, 1996, by and among RESPONSE ONCOLOGY, INC., a Tennessee corporation (the "Purchaser"), JEFFREY L. PAONESSA, M.D., an individual resident of the State of Florida (the "Seller") and J. PAONESSA, M.D., P.A., a Florida professional association (the "Group").


                              W I T N E S S E T H:

         WHEREAS, the Seller owns in the aggregate 1,000 shares (the "Shares") of the common stock, par value $1.00, per share of Response Oncology of St. Petersburg, Inc., a Florida business corporation (the "Corporation"); and

         WHEREAS, the Seller desires to sell and Purchaser desires to purchase the Shares on the terms and subject to the conditions set forth herein;

         NOW, THEREFORE, in consideration of the mutual covenants, representations, warranties and promises herein contained, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

         1. Definitions. The following terms, as used herein, have the following meanings:

         "Adverse Consequences" means all actions, suits, proceedings, hearings, investigations, charges, complaints, claims, demands, injunctions, judgments, orders, decrees, rulings, damages, dues, penalties, fines, costs, amounts paid in settlement, Liabilities, obligations, Taxes, liens, losses, expenses, and fees, including court costs and attorneys' fees and expenses.

         "Affiliate" has the meaning set forth in Rule 12b-2 of the regulations promulgated under the Securities Exchange Act.

         "Affiliated Group" means any affiliated group within the meaning of Code Section 1504 or any similar group defined under a similar provision of state, local or foreign law.

         "Applicable Rate" means the prime or base rate of interest announced from time to time by NationsBank of Tennessee, N.A., Nashville, Tennessee plus two percent (2%).

         "Basis" means any past or present fact, situation, circumstance, status, condition, activity, practice, plan, occurrence, event, incident, action, failure to act, or transaction of which the Seller has Knowledge that forms or could form the basis for any specified consequence.

         "Closing" has the meaning set forth in Section 2(c) below.

         "Closing Date" has the meaning set forth in Section 2(c) below.

         "Code" means the Internal Revenue Code of 1986, as amended.

         "Controlled Group of Corporations" has the meaning set forth in Code
Section 1563.

         "Corporation" has the meaning set forth in the first recital above.

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         "Debt" means any liability except accounts payable and accrued liabilities arising in the ordinary course of business.

         "Deferred Intercompany Transaction" has the meaning set forth in Treasury Regulation Section 1.1502-13.

         "Employee Benefit Plan" means any (a) nonqualified deferred compensation or retirement plan or arrangement which is an Employee Pension Benefit Plan, (b) qualified defined contribution retirement plan or arrangement which is an Employee Pension Benefit Plan, (c) qualified defined benefit retirement plan or arrangement which is an Employee Pension Benefit Plan (including any Multiemployer Plan), or (d) Employee Welfare Benefit Plan or material fringe benefit plan or program.

         "Employee Pension Benefit Plan" has the meaning set forth in ERISA
Section 3(2).

         "Employee Welfare Benefit Plan" has the meaning set forth in ERISA
Section 3(1).

         "Environmental, Health, and Safety Laws" means the Comprehensive Environmental Response, Compensation and Liability Act of 1980, the Resource Conservation and Recovery Act of 1976, the Occupational Safety and Health Act of 1970, the Medical Waste Tracking Act of 1988, the U. S. Public Vessel Medical Waste Anti-Dumping Act of 1988, the Marine Protection, Research and Sanctuaries Act and Human Services, National Institute for Occupational Safety and Health, Infections Waste Disposal Guidelines, Publication No. 88-119, each as amended, together with all other laws (including rules, regulations, codes, plans, injunctions, judgments, orders, decrees, rulings, and charges thereunder) of federal, state, local, and foreign governments (and all agencies thereof) concerning pollution or protection of the environment, public health and safety, or employee health and safety, including laws relating to emissions, discharges, releases, or threatened releases of medical wastes, pollutants, contaminants, or chemical, industrial, hazardous, or toxic materials or wastes into ambient air, surface water, ground water, or lands or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport, or handling of pollutants, contaminants, or chemical, industrial, hazardous, or toxic materials or wastes.

         "ERISA" means the Employee Retirement Income Security Act of 1974, as amended.

         "Excess Loss Account" has the meaning set forth in Treasury Regulation
Section 1.1502-19.

         "Extremely Hazardous Substance" has the meaning set forth in Section 302 of the Emergency Planning and Community Right-to-Know Act of 1986, as amended.

         "Fiduciary" has the meaning set forth in ERISA Sec. 3(21).

         "Financial Statements" has the meaning set forth in Section 4(f) below.

         "GAAP" means United States generally accepted accounting principles as in effect from time to time.

         "Group" has the meaning set forth in the initial paragraph of this Stock Purchase Agreement, which entity has been organized for the purpose of conducting a medical practice.

         "Knowledge" means to the best of one's knowledge .

         "Liability" means any liability or obligation to pay money (whether known or unknown, asserted or unasserted, absolute or contingent, accrued or unaccrued, liquidated or unliquidated, and whether due or to become due), including any liability for Taxes.





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         "Note" means the promissory note of the Purchaser payable to the order of the Seller in the form set forth as Exhibit 2(b)(i).

         "Most Recent Balance Sheet" means the balance sheet contained within the Most Recent Financial Statements.

         "Most Recent Financial Statements" has the meaning set forth in
Section 4(f) below.

         "Most Recent Fiscal Month End" has the meaning set forth in
Section 4(f) below.

         "Most Recent Fiscal Year End" has the meaning set forth in Section 4(f) below.

         "Multiemployer Plan" has the meaning set forth in ERISA Sec. 3(37).

         "Ordinary Course of Business" means the ordinary course of business consistent with past custom and practice.

         "Party" means the Purchaser, the Seller or the Group.

         "PBGC" means the Pension Benefit Guaranty Corporation.

         "Person" means an individual, a partnership, a corporation, an association, a joint stock company, a limited liability company, a trust, a joint venture, an unincorporated organization, or a governmental entity (or any department, agency, or political subdivision thereof).

         "Prohibited Transaction" has the meaning set forth in ERISA Sec. 406 and Code Sec. 4975.

         "Purchase Price" has the meaning set forth in Section 2(a) below.

         "Purchaser" has the meaning set forth in the initial paragraph of this Stock Purchase Agreement and, after Closing (and as relates to Section 9(b) regarding indemnification), shall mean Response Oncology, Inc. and any subsidiary or Affiliate thereof, (including, without limitation, the Corporation).

         "Purchaser's Disclosure Letter" has the meaning set forth in Section 3(b) below.

         "Reportable Event" has the meaning set forth in ERISA Sec. 4043.

         "Response Stock" means the common stock of the Purchaser, $.01 par value per share.

         "Securities Act" means the Securities Act of 1933, as amended.

         "Securities Exchange Act" means the Securities Exchange Act of 1934, as amended.

         "Security Interest" means any mortgage, pledge, lien, encumbrance, charge, or other security interest, other than (a) mechanics', materialmen's, and similar liens, (b) liens for Taxes not yet due and payable, and (c) other liens arising in the Ordinary Course of Business and not incurred in connection with the borrowing of money.

         "Seller" has the meaning set forth in the preface above.

         "Seller's Disclosure Letter" has the meaning set forth in Section 3(a) below.





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         "Service Agreement" means the Service Agreement among the Purchaser, the Seller and the Group dated as of June 19, 1996.

         "Shares" means all of the issued and outstanding shares of the Common Stock, par value $1.00 per share, of the Corporation.

         "Tax" means any federal, state, local, or foreign income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, environmental (including taxes under Code Sec. 59A), customs duties, capital stock, franchise, profits, withholding, social security (or similar), unemployment, disability, real property, personal property, sales, use, transfer, registration, value added, alternative or add-on minimum, estimated, or other tax of any kind whatsoever, including any interest, penalty, or addition thereto, whether disputed or not.

         "Tax Return" means any return, declaration, report, claim for refund, or information return or statement relating to any Tax, including any schedule or attachment thereto, and including any amendment thereof.

         "Third Party Claim" has the meaning set forth in Section 9(c) below.

         2. Purchase and Sale of Shares.

         (a) Basic Transaction. On and subject to the terms and conditions of this Agreement, the Purchaser agrees to purchase from the Seller, and the Seller agree to sell to the Purchaser, all of the Shares for an aggregate price (the "Purchase Price") of Fourteen Million Five Hundred Thirty-seven Thousand Five Hundred Dollars ($14,537,500.00), less the amount of any Debt of the Corporation remaining unpaid at the time of Closing (hereinafter defined).

         (b) Payment of Purchase Price. The Purchaser shall pay or satisfy the Purchase Price in the following manner: (i) Nine Million Four Hundred Thirty-seven Thousand Five Hundred Dollars ($9,437,500.00) in cash to the Seller at Closing (reduced by the amount of Debt of the Corporation remaining unpaid at the time of Closing), and (ii) Five Million One Hundred Thousand Dollars ($5,100,000.00) by issuance and delivery of the Note to the Seller. In addition to the foregoing, at the time of Closing, the Purchaser shall issue and deliver to the Seller as additional consideration 196,154 shares of Response Stock to the Seller, which shares shall be subject to restrictions on transfer arising under the Securities Act.

         (c) The Closing. The closing of the transactions contemplated by this Agreement (the "Closing") shall take place at the offices of Patel, Moore & O'Connor, P.A., 18167 U.S. Highway 19 North, Suite 150, Clearwater, Florida, commencing at 1:00 p.m. local time on June 19, 1996, or such other date as the Purchaser and the Seller may mutually determine (the "Closing Date"); provided, however, that the Closing Date shall be no later than September 1, 1996.

         (d) Deliveries at the Closing. At the Closing, (i) the Purchaser will deliver to the Seller the various considerations, certificates, instruments, and documents referred to in Section 8(a) below, (ii) the Seller will deliver to the Purchaser the various considerations, certificates, instruments, and documents referred to in Section 8(b) below.

         3. Representations and Warranties Concerning the Transaction.

         (a) Representations and Warranties of the Seller. The Seller represents and warrants to the Purchaser that the statements contained in this
Section 3(a) are correct and complete as of the date of this Agreement with respect to the Seller, except as set forth in the disclosure letter executed and delivered by the Seller and the Group contemporaneous with this Agreement (the "Seller's Disclosure Letter"). The Seller's Disclosure Letter shall be





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satisfactory to the Purchaser and its counsel and will be arranged in paragraphs corresponding to the lettered and numbered paragraphs contained in this Section 3(a) and Section 4.

                 (i) Authorization of Transaction. The Seller has the requisite legal capacity and has full power and authority to execute and deliver this Agreement and to perform his obligations hereunder. The Seller is not required to give any notice to, make any filing with, or obtain any authorization, consent, or approval of any Person in order to consummate the transactions contemplated by this Agreement, or, if any such filing, authorization, consent or approval is required, the same has been or, as of the Closing Date, shall have been made or obtained. This Agreement constitutes the valid and legally binding obligation of the Seller, enforceable in accordance with its terms, subject to applicable bankruptcy, moratorium, insolvency and other laws affecting the rights of creditors and general equity principles.

                 (ii) Noncontravention. Neither the execution and the delivery of this Agreement, nor the consummation of the transactions contemplated hereby, will (A) violate any injunction, judgment, order, decree, ruling, or charge of any court to which the Seller is subject or (B) conflict with, result in a breach of, constitute a default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify, or cancel, or require any notice under any agreement, contract, lease, license, instrument, or other arrangement to which the Seller is a party or by which he is bound or to which any of his assets is subject.

                 (iii) Brokers' Fees. The Seller has no Liability or obligation to pay any fees or commissions to any broker, finder, or agent with respect to the transactions contemplated by this Agreement for which the Purchaser could become liable or obligated.

                 (iv) Shares. The Seller holds of record and owns beneficially all of the Shares free and clear of any restrictions on transfer (other than any restrictions under the Securities Act and state securities laws), Taxes, Security Interests, options, warrants, purchase rights, contracts, commitments, equities, claims, and demands. The Seller is not a party to any option, warrant, purchase right, or other contract or commitment that could require the Seller to sell, transfer, or otherwise dispose of any capital stock of the Corporation (other than this Agreement). The Seller is not a party to any voting trust, proxy, or other agreement or understanding with respect to the voting of any Shares.

         (b) Representations and Warranties of the Purchaser. The Purchaser represents and warrants to the Seller that the statements contained in this
Section 3(b) are correct and complete as of the date of this Agreement except as set forth in the disclosure letter executed and delivered by the Purchaser contemporaneous with this Agreement (the "Purchaser's Disclosure Letter"). The Purchaser's Disclosure Letter shall be satisfactory to the Seller and his counsel and will be arranged in paragraphs corresponding to the lettered and numbered paragraphs contained in this Section 3(b).

                 (i) Organization of the Purchaser. The Purchaser is a corporation duly organized, validly existing, and in good standing under the laws of the State of Tennessee.

                 (ii) Authorization of Transaction. The Purchaser has full power and authority (including full corporate power and authority) to execute and deliver this Agreement and to perform its obligations hereunder. This Agreement constitutes the valid and legally binding obligation of the Purchaser, enforceable in accordance with its terms, subject to applicable bankruptcy, moratorium, insolvency and other laws affecting the rights of creditors and general equity principles. The Purchaser need not give any notice to, make any filing with, or obtain any authorization, consent, or approval of any Person in order to consummate the transactions contemplated by this Agreement, or, if any such filing, authorization, consent or approval is required, the same has been or, as of the Closing Date, shall have been made or obtained.





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                 (iii) Noncontravention. Neither the execution and the delivery of this Agreement, nor the consummation of the transactions contemplated hereby, will (A) violate any injunction, judgment, order, decree, ruling, or charge of any court to which the Purchaser is subject or any provision of its charter or bylaws or (B) conflict with, result in a breach of, constitute a default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify, or cancel, or require any notice under any agreement, contract, lease, license, instrument, or other arrangement to which the Purchaser is a party or by which it is bound or to which any of its assets is subject.

                 (iv) Brokers' Fees. The Purchaser has no Liability or obligation to pay any fees or commissions to any broker, finder, or agent with respect to the transactions contemplated by this Agreement for which the Seller or the Group could become liable or obligated.

                 (v) Investment. The Purchaser is not acquiring the Shares with a view to or for sale in connection with any distribution thereof within the meaning of the Securities Act.

         4. Representations and Warranties Concerning the Corporation. The Seller and the Group, jointly and severally, represent and warrant to the Purchaser that the statements contained in this Section 4 are true, correct and complete as of the date of this Agreement and will be correct and complete as of the Closing Date (as though made then and as though the Closing Date were substituted for the date of this Agreement throughout this Section 4), except as set forth in the Seller's Disclosure Letter. Nothing in the Seller's Disclosure Letter shall be deemed adequate to disclose an exception to a representation or warranty made herein unless the Seller's Disclosure Letter identifies the exception with reasonable particularity and describes the relevant facts in reasonable detail.

         (a) Organization, Qualification, and Corporate Power. The Corporation is a business corporation duly organized, validly existing, and in good standing under the laws of the State of Florida. The Corporation is duly authorized to conduct business and is in good standing under the laws of each jurisdiction where such qualification is required. The Corporation has full corporate power and authority and all licenses, permits, and authorizations necessary to carry on the business in which it is engaged and to own and use its properties. Paragraph 4(a) of the Seller's Disclosure Letter lists the directors and officers of the Corporation. The Seller has delivered to the Purchaser correct and complete copies of the charter and bylaws of the Corporation (as amended to date). The minute book (containing the records of meetings of the stockholders, the board of directors, and any committees of the board of directors), the stock certificate book, and the stock record book of the Corporation are correct and complete. The Corporation is not in default under or in violation of any provision of its charter or bylaws.

         (b) Capitalization. The entire authorized capital stock of the Corporation consists of 10,000 Shares, of which 1,000 Shares are issued and outstanding. All of the issued and outstanding Shares have been duly authorized, are validly issued, fully paid, and nonassessable, and are held of record by the Seller. There are no outstanding or authorized options, warrants, purchase rights, preemptive rights, subscription rights, conversion rights, exchange rights, or other contracts or commitments that could require the Corporation to issue, sell, or otherwise cause to become outstanding any of its capital stock. There are no outstanding or authorized stock appreciation, phantom stock, profit participation, or similar rights with respect to the Corporation. There are no voting trusts, proxies, or other agreements or understandings with respect to the voting of the capital stock of the Corporation.

         (c) Noncontravention. Neither the execution and the delivery of this Agreement, nor the consummation of the transactions contemplated hereby, will
(i) violate any injunction, judgment, order, decree, ruling, or charge of any court to which the Corporation is subject or any provision of the charter or bylaws of the Corporation or (ii) conflict with, result in a breach of, constitute a default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify, or cancel, or require any notice under any agreement, contract, lease, license, instrument, or other arrangement to which the Corporation is a party or by which it is bound or to which any of its assets is subject (or result in the imposition of any Security Interest upon any of its assets). The Corporation is not required to give any notice to, make any filing with, or obtain any authorization, consent, or approval of any Person





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in order for the Parties to consummate the transactions contemplated by this
Agreement, or, if any such filing, authorization, consent or approval is required, the same has been or, as of the Closing Date, shall have been made or obtained.

         (d) Brokers' Fees. The Corporation has no Liability or obligation to pay any fees or commissions to any broker, finder, or agent with respect to the transactions contemplated by this Agreement.

         (e) Title to Assets. The Corporation has good and marketable title to, or a valid leasehold interest in, all of its properties and assets, free and clear of all Security Interests, and has not sold, transferred, exchanged or conveyed any of its properties and assets since the date of the Most Recent Balance Sheet except for properties and assets disposed of in the Ordinary Course of Business since the date of the Most Recent Balance Sheet.

         (f) Financial Statements. Attached as collective Paragraph 4(f) to the Seller's Disclosure Letter are the following financial statements of the Corporation (collectively the "Financial Statements"): (i) unaudited balance sheet and statement of income, changes in stockholders' equity, and cash flow as of and for the fiscal year ended December 31, 1995 (the "Most Recent Fiscal Year End"); and (ii) unaudited balance sheet and statement of income, changes in stockholders' equity, and cash flow (the "Most Recent Financial Statements") as of and for the four (4) months ended April 30, 1996 (the "Most Recent Fiscal Month End"). The Financial Statements (including the notes thereto) have been prepared on a consistent basis throughout the periods covered thereby, present fairly the financial condition of the Corporation as of such dates and the results of operations of the Corporation and its subsidiaries for such periods on a cash basis method of accounting, are correct and complete, and are consistent with the books and records of the Corporation.

         (g) Events Subsequent to Most Recent Fiscal Year End. Since the Most Recent Fiscal Year End, there has not been any material adverse change in the business, financial condition, operations, results of operations, or future prospects of the Corporation. Without limiting the generality of the foregoing, since that date:

                 (i) the Corporation has not sold, leased, transferred, or assigned any of its assets, tangible or intangible, other than for a fair consideration in the Ordinary Course of Business;

                 (ii) the Corporation has not entered into any agreement, contract, lease, or license (or series of related agreements, contracts, leases, and licenses) either involving more than $25,000.00 or outside the Ordinary Course of Business;

                 (iii) no party (including the Corporation) has accelerated, terminated, modified, or canceled any agreement, contract, lease, or license (or series of related agreements, contracts, leases, and licenses) involving more than $25,000.00 to which the Corporation is a party or by which the Corporation or its properties are bound;

                 (iv) the Corporation has not created, suffered or permitted to attach or be imposed any Security Interest upon any of its assets, tangible or intangible;

                 (v) the Corporation has not made any capital expenditure (or series of related capital expenditures) either involving more than $25,000.00 or outside the Ordinary Course of Business;

                 (vi) the Corporation has not made any capital investment in, any loan to, or any acquisition of the securities or assets of, any other Person (or series of related capital investments, loans, and acquisitions) either involving more than $25,000.00 or outside the Ordinary Course of Business;

                 (vii) the Corporation has not issued any note, bond, or other debt instrument or security or created, incurred, assumed, or guaranteed any indebtedness for borrowed money or capitalized lease obligation;





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                 (viii) the Corporation has not delayed or postponed the
         payment of accounts payable and other Liabilities outside the Ordinary Course of Business;

                 (ix) the Corporation has not canceled, compromised, waived, or released any right or claim (or series of related rights and claims) either involving more than $25,000.00 or outside the Ordinary Course of Business;

                 (x) the Corporation has not granted any license or sublicense of any rights under or with respect to any Intellectual Property;

                 (xi) there has been no change made or authorized in the charter or bylaws of the Corporation;

                 (xii) the Corporation has not issued, sold, or otherwise disposed of any of its capital stock, or granted any options, warrants, or other rights to purchase or obtain (including upon conversion, exchange, or exercise) any of its capital stock;

                 (xiii) the Corporation has not declared, set aside, or paid any dividend or made any distribution with respect to its capital stock (whether in cash or in kind) or redeemed, purchased, or otherwise acquired any of its capital stock;

                 (xiv) the Corporation has not experienced any damage, destruction, or loss (whether or not covered by insurance) to its property;

                 (xv) the Corporation has not made any loan to, or entered into any other transaction with, any of its directors, officers, and employees outside the Ordinary Course of Business;

                 (xvi) the Corporation has not entered into any employment contract or collective bargaining agreement, written or oral, or modified the terms of any existing such contract or agreement;

                 (xvii) the Corporation has not granted any increase in the base compensation of any of its directors, officers, and employees outside the Ordinary Course of Business;

                 (xviii) the Corporation has not adopted, amended, modified, or terminated any bonus, profit-sharing, incentive, severance, or other plan, contract, or commitment for the benefit of any of its directors, officers, and employees (or taken any such action with respect to any other Employee Benefit Plan);

                 (xix) the Corporation has not made any other change in employment terms for any of its directors, officers, and employees outside the Ordinary Course of Business;

                 (xx) the Corporation has not made or pledged to make any charitable or other capital contribution outside the Ordinary Course of Business;

                 (xxi) there has not been any other occurrence, event, incident, action, failure to act, or transaction outside the Ordinary Course of Business involving the Corporation; and

                 (xxii) the Corporation has not committed to any of the foregoing.

         (h) Undisclosed Liabilities. The Corporation has no Liability (and there is no Basis for any present or future action, suit, proceeding, hearing, investigation, charge, complaint, claim, or demand against the Corporation





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that may result in any Liability), except for (i) Liabilities set forth on the face of the Most Recent Balance Sheet (rather than in any notes thereto); (ii) Liabilities which have arisen after the Most Recent Fiscal Month End in the Ordinary Course of Business and (iii) Liabilities described in Paragraph 4(h) of the Seller's Disclosure Letter (and, with respect to each Liability described in items (i) through (iii) immediately above, none of which results from, arises out of, relates to, is in the nature of, or was caused by any breach of contract, breach of warranty, tort, malpractice, infringement, or violation of law).

         (i) Legal Compliance. To the best of Seller's and the Group's Knowledge, the Corporation and its respective predecessors and Affiliates have complied with all applicable laws (including rules, regulations, codes, plans, injunctions, judgments, orders, decrees, rulings, and charges thereunder) of federal, state, local, and foreign governments (and all agencies thereof), and no action, suit, proceeding, hearing, investigation, charge, complaint, claim, demand, or notice has been filed or commenced against any of them alleging any failure so to comply.

         (j) Tax Matters.

                 (i) The Corporation has filed all Tax Returns that it has been required to file. All such Tax Returns are correct and complete in all material respects. All Taxes owed by the Corporation (whether or not shown on any Tax Return) have been paid or accrued in the Financial Statements. The Corporation is not the beneficiary of any extension of time within which to file any Tax Return. No claim has ever been made by an authority in a jurisdiction where the Corporation does not file Tax Returns that it is or may be subject to taxation by that jurisdiction. There are no Security Interests with respect to any of the assets of the Corporation that have arisen in connection with any failure (or alleged failure) to pay any Tax.

                 (ii) The Corporation has withheld and paid all Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor, stockholder, or other third party.

                 (iii) The Seller has no Knowledge of any Basis for any authority to assess any additional Taxes for any period for which Tax Returns have been filed. There is no dispute or claim concerning any Tax Liability of the Corporation either (A) claimed or raised by any authority in writing or (B) as to which the Seller has Knowledge. Paragraph 4(j) of the Seller's Disclosure Letter lists all federal, state, local, and foreign income Tax Returns filed with respect to the Corporation for taxable periods ended on or after December 31, 1992, indicates those Tax Returns that have been audited, and indicates those Tax Returns that currently are the subject of audit. The Seller has delivered to the Purchaser correct and complete copies of all examination reports in respect of the audit of any Tax Return and statements of deficiencies assessed against or agreed to by the Corporation since December 31, 1991.

                 (iv) The Corporation has not waived any statute of limitations in respect of Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency.

                 (v) The Corporation has not filed a consent under Code Section 341(f) concerning collapsible corporations. The Corporation has not made any payment, is not obligated to make any payment, or is not a party to any agreement that under certain circumstances could obligate it to make any payments that will not be deductible under Code Section 280G. The Corporation has not been a United States real property holding corporation within the meaning of Code Sec. 897(c)(2) during the applicable period specified in Code Section 897(c)(1)(A)(ii). The Corporation has disclosed on its federal income Tax Returns all positions taken therein that could give rise to a substantial understatement of federal income Tax within the meaning of Code
         Section 6662. The Corporation is not a party to any Tax allocation or sharing agreement. The Corporation (A) has not been a member of an Affiliated Group filing a consolidated federal income Tax Return or
         (B) has no Liability for the Taxes of any Person (other than of the Corporation under

         Treasury Regulation Section 1.1502-6 (or any similar provision of state, local, or foreign law), as a transferee or successor, by contract, or otherwise.

                 (vi) Paragraph 4(j) of the Seller's Disclosure Letter sets forth the following information with respect to the Corporation as of the most recent practicable date: (A) the basis of the Corporation in its assets; and (B) the amount of any net operating loss, net capital loss, unused investment or other credit, unused foreign tax, or excess charitable contribution.

         (k) Real Property. The Corporation does not own any real property and has not executed and delivered or otherwise entered into any contract to purchase any real property. Paragraph 4(k) of the Seller's Disclosure Letter lists and describes briefly all real property leased or subleased to the Corporation. The Seller has delivered to the Purchaser correct and complete copies of the leases and subleases listed in Paragraph 4(k) of the Seller's Disclosure Letter (as amended to date). With respect to each lease and sublease listed in Paragraph 4(k) of the Seller's Disclosure Letter, except as otherwise set forth in such Paragraph of the Seller's Disclosure Letter:

                 (i) the lease or sublease is legal, valid, binding, enforceable, and in full force and effect;

                 (ii) the lease or sublease will continue to be legal, valid, binding, enforceable, and in full force and effect on identical terms following the consummation of the transactions contemplated hereby;

                 (iii) the Corporation, and, to the best of Seller's Knowledge, no other party to the lease or sublease is in breach or default, and no event has occurred which, with notice or lapse of time, would constitute a breach or default or permit termination, modification, or acceleration thereunder;

                 (iv) the Corporation, and, to the best of Seller's Knowledge, no party to the lease or sublease has repudiated any provision thereof;

                 (v) to the best of Seller's Knowledge, there are no disputes, oral agreements, or forbearance programs in effect as to the lease or sublease;

                 (vi) with respect to each sublease, the representations and warranties set forth in subsections (i) through (v) above are true and correct with respect to the underlying lease;

                 (vii) the Corporation has not assigned, transferred, conveyed, mortgaged, deeded in trust, or encumbered any interest in the leasehold or subleasehold;

                 (viii) all facilities leased or subleased thereunder have received all approvals of governmental authorities (including licenses, permits and certificates of need) required in connection with the operation thereof and have been operated and maintained in accordance with applicable laws, rules, and regulations; and

                 (ix) all facilities leased or subleased thereunder are supplied with utilities and other services necessary for the operation of said facilities;

         (l) Tangible Personal Property. The Corporation owns or leases all machinery, equipment, and other tangible assets necessary for the conduct of its business as presently conducted. The Corporation has received with respect to all such machinery and equipment all approvals of governmental authorities (including licenses, permits and certificates of need) required in connection with the operation thereof, and the same have been operated and maintained in accordance with applicable laws, rules, and regulations.

         (m) Inventory. The inventory of the Corporation consists of medical supplies and pharmaceuticals, all of which is merchantable and fit for the purpose for which it was procured or manufactured, and none of which is slow-moving, obsolete, damaged, or defective.

         (n) Contracts. The Seller has either made available to the Purchaser or listed in Paragraph 4(n) of the Seller's Disclosure Letter the following contracts and other agreements to which the Corporation is a party:

                 (i) any agreement (or group of related agreements) for the lease of personal property to or from any Person providing for lease payments in excess of $25,000.00 per annum;

                 (ii) any agreement (or group of related agreements) for the purchase or sale of inventory, commodities, supplies, products, or other personal property, or for the furnishing or receipt of services, the performance of which will extend over a period of more than one year, result in a loss to the Corporation, or involve consideration in excess of $25,000.00;

                 (iii) any agreement concerning a partnership or joint venture;

                 (iv) any agreement (or group of related agreements) under which the Corporation has created, incurred, assumed, or guaranteed any indebtedness for borrowed money, or any capitalized lease obligation, in excess of $25,000.00 or under which it has imposed a Security Interest on any of its assets, tangible or intangible;

                 (v) any agreement concerning confidentiality or noncompetition;

                 (vi) any agreement with either the Seller or any Affiliate of the Seller (other than the Corporation);

                 (vii) any profit sharing, stock option, stock purchase, stock appreciation, deferred compensation, severance, or other plan or arrangement for the benefit of its current or former directors, officers, and employees;

                 (viii) any collective bargaining agreement;

                 (ix) any agreement for the employment of any individual on a full-time, part-time, consulting, or other basis providing annual compensation in excess of $25,000.00 or providing severance benefits;

                 (x) any agreement under which the Corporation has advanced or loaned any amount to any of its directors, officers, and employees outside the Ordinary Course of Business;

                 (xi) any agreement the default or termination of which could have material Adverse Consequences to the Corporation; or

                 (xii) any other agreement (or group of related agreements) the performance of which involves consideration in excess of $25,000.00.

The Seller has delivered or made available to the Purchaser a correct and complete copy of each written agreement listed in Paragraph 4(n) of the Seller's Disclosure Letter (as amended to date) and a written summary setting forth the terms and conditions of each oral agreement referred to in Paragraph 4(n) of the Seller's Disclosure Letter. With respect to each such agreement:
(1) the agreement is legal, valid, binding, enforceable, and in full force and effect; (2) the agreement will continue to be legal, valid, binding, enforceable, and in full force and effect on identical terms following the consummation of the transactions contemplated hereby; (3) no party is in breach or default, and no event has occurred which with notice or lapse of time would constitute a breach or default, or permit termination, modification, or acceleration, under the agreement; and (4) no party has repudiated any provision of the agreement.

         (o) Notes and Accounts Receivable. All notes and accounts receivable of the Corporation are reflected properly on its books and records, are valid receivables subject to no setoffs or counterclaims except contractual adjustments or discount arrangements with third-party reimbursers, are current and collectible, and will be collected in accordance with their terms at their adjusted amounts, subject only to the reserve for bad debts as adjusted for the passage of time through the Closing Date in accordance with the past custom and practice of the Corporation.

         (p) Powers of Attorney. There are no outstanding powers of attorney executed on behalf of the Corporation.

         (q) Insurance. Paragraph 4(q) of the Seller's Disclosure Letter sets forth the following information with respect to each insurance policy (including policies providing property, casualty, liability, medical malpractice, and workers' compensation coverage and bond and surety arrangements) to which the Corporation has been a party, a named insured, or otherwise the beneficiary of coverage at any time within the past five (5) years:

                 (i) the name, address, and telephone number of the agent;

                 (ii) the name of the insurer, the name of the policyholder, and the name of each covered insured;

                 (iii) the policy number and the period of coverage;

                 (iv) the scope (including an indication of whether the coverage was on a claims made, occurrence, or other basis) and amount (including a description of how deductibles and ceilings are calculated and operate) of coverage; and

                 (v) a description of any retroactive premium adjustments or other loss-sharing arrangements.

With respect to each such insurance policy: (A) the policy is in full force and effect; (B) the policy will continue to be in full force and effect on identical terms following the consummation of the transactions contemplated hereby unless caused to be terminated by the Purchaser or the Corporation; (C) neither the Corporation nor any other party to the policy is in breach or default (including with respect to the payment of premiums or the giving of notices), and no event has occurred which, with notice or the lapse of time, would constitute such a breach or default, or permit termination, modification, or acceleration, under the policy; and (D) no party to the policy has repudiated any provision thereof. The Corporation has been covered during the past five (5) years by insurance in scope and amount customary and reasonable for the businesses in which it has engaged during the aforementioned period. Paragraph 4(q) of the Seller's Disclosure Letter describes any self-insurance arrangements affecting the Corporation.

         (r) Litigation. Section 4(r) of the Seller's Disclosure Letter sets forth each instance in which either the Corporation (i) is subject to any outstanding injunction, judgment, order, decree, ruling, or charge or (ii) is a party or is threatened to be made a party to any action, suit, proceeding, hearing, or investigation of, in, or before any court or quasi-judicial or administrative agency of any federal, state, local, or foreign jurisdiction or before any arbitrator. None of the actions, suits, proceedings, hearings, and investigations set forth in Section 4(r) of the Seller's Disclosure Letter could result in any material Adverse Consequences to the Corporation or the Group. The Seller and the Group have no Basis to believe that any such action, suit, proceeding, hearing, or investigation may be brought or threatened against the Corporation or the Group.

         (s) Employees. To the best of the Seller's Knowledge, no executive, key employee, or group of employees has any plans to terminate employment with the Corporation or, after the Closing, with the Group. The Corporation is not a party to or bound by any collective bargaining agreement, nor has it experienced any strikes, grievances filed pursuant to any work rules of any organized labor organization, claims of unfair labor practices, or other collective bargaining disputes. To the best of the Seller's Knowledge, the Corporation has not committed any unfair labor practice. To the best of the Seller's Knowledge, no organizational effort is presently being made or threatened by or on behalf of any labor union with respect to employees of the Corporation.

         (t) Employee Benefits.

                 (i) Paragraph 4(t) of the Seller's Disclosure Letter lists each Employee Benefit Plan that the Corporation maintains or to which the Corporation contributes.

                          (A) Each such Employee Benefit Plan (and each related
                 trust, insurance contract, or fund) complies in form and in operation in all respects with the applicable requirements of ERISA, the Code, and other applicable laws.

                          (B) All required reports and descriptions (including
                 Form 5500 Annual Reports, Summary Annual Reports, PBGC-1's, and Summary Plan Descriptions) have been filed or distributed appropriately with respect to each such Employee Benefit Plan. The requirements of Part 6 of Subtitle B of Title I of ERISA and of Code Sec. 4980B have been met with respect to each such Employee Benefit Plan which is an Employee Welfare Benefit Plan.

                          (C) All contributions (including all employer
                 contributions and employee salary reduction contributions) which are due have been paid to each such Employee Benefit Plan which is an Employee Pension Benefit Plan and all contributions for any period ending on or before the Closing Date which are not yet due have been paid to each such Employee Pension Benefit Plan or accrued in accordance with the past custom and practice of the Corporation. All premiums or other payments for all periods ending on or before the Closing Date have been paid with respect to each such Employee Benefit Plan which is an Employee Welfare Benefit Plan.

                          (D) Each such Employee Benefit Plan which is an
                 Employee Pension Benefit Plan meets the requirements of a "qualified plan" under Code Sec. 401(a) and has received, within the last two years, a favorable determination letter from the Internal Revenue Service.

                          (E) The market value of assets under each such
                 Employee Benefit Plan which is an Employee Pension Benefit Plan (other than any Multiemployer Plan) equals or exceeds the present value of all vested and nonvested Liabilities thereunder determined in accordance with PBGC methods, factors, and assumptions applicable to an Employee Pension Benefit Plan terminating on the date for determination.

                          (F) The Seller has delivered to the Purchaser correct
                 and complete copies of the plan documents and summary plan descriptions, the most recent determination letter received from the Internal Revenue Service, the most recent Form 5500 Annual Report, and all related trust agreements, insurance contracts, and other funding agreements which implement each such Employee Benefit Plan.

                 (ii) With respect to each Employee Benefit Plan that the Corporation maintains or ever has maintained or to which it contributes, ever has contributed, or ever has been required to contribute:

                          (A) No such Employee Benefit Plan which is in
                 Employee Pension Benefit Plan (other than any Multiemployer
                 Plan) has been completely or partially terminated or been the subject of a Reportable Event as to which notices would be required to be filed with the PBGC. No proceeding by the PBGC to terminate any such Employee Pension Benefit Plan (other than any Multiemployer Plan) has been instituted or threatened.

                          (B) There have been no Prohibited Transactions with
                 respect to any such Employee Benefit Plan. No Fiduciary has any Liability for breach of fiduciary duty or any other failure to act or comply in connection with the administration or investment of the assets of any such Employee Benefit Plan. No action, suit, proceeding, hearing, or investigation with respect to the administration or the investment of the assets of any such Employee Benefit Plan (other than routine claims for benefits) is pending or threatened. Neither the Seller nor the directors and officers (and employees with responsibility for employee benefits matters) of the Corporation has any Knowledge of any Basis for any such action, suit, proceeding, hearing, or investigation.

                          (C) The Corporation has not incurred, and neither the
                 Seller nor the directors and officers (and employees with responsibility for employee benefits matters) of the Corporation has any reason to expect that the Corporation will incur, any Liability to the PBGC (other than PBGC premium payments) or otherwise under Title IV of ERISA (including any withdrawal Liability) or under the Code with respect to any such Employee Benefit Plan which is an Employee Pension Benefit Plan.

                 (iii) The Corporation does not contribute to, has never contributed to, and has not been required to contribute to any Multiemployer Plan or has any Liability (including withdrawal Liability) under any Multiemployer Plan.

                 (iv) The Corporation does not maintain, has never maintained, has never contributed, and has not been required to contribute to any Employee Welfare Benefit Plan providing medical, health, or life insurance or other welfare-type benefits for current or future retired or terminated employees, their spouses, or their dependents (other than in accordance with Code Sec. 4980B).

         (u) Guaranties. The Corporation is not a guarantor or is not otherwise liable for any Liability or obligation (including indebtedness) of any other Person.

         (v) Environment, Health, and Safety.

                 (i) To the best of the Seller's and the Group's Knowledge, each of the Seller, the Corporation and their respective Affiliates has complied with all Environmental, Health, and Safety Laws, and no action, suit, proceeding, hearing, investigation, charge, complaint, claim, demand, or notice has been filed or commenced against any of them alleging any failure so to comply. Without limiting the generality of the preceding sentence, to the best of the Seller's and the Group's Knowledge, each of the Seller, the Corporation and their respective Affiliates has obtained and been in compliance with all of the terms and conditions of all permits, licenses, and other authorizations which are required under, and has complied with all other limitations, restrictions, conditions, standards, prohibitions, requirements, obligations, schedules, and timetables which are contained in, all Environmental, Health, and Safety Laws.

                 (ii) To the best of the Seller's and the Group's Knowledge, the Corporation has no Liability (and none of the Seller, the Corporation and their respective Affiliates has handled or disposed of any substance, arranged for the disposal of any substance, exposed any employee or other individual to any substance or condition, or owned or operated any property or facility in any manner that could form the Basis for any present or future action, suit, proceeding, hearing, investigation, charge, complaint, claim, or demand against the Corporation giving rise to any Liability) for damage to any site, location, or body of water (surface or subsurface), for any illness of or personal injury to any employee or other individual, or for any reason under any Environmental, Health, and Safety Law.

                 (iii) To the best of the Seller's and the Group's Knowledge, all properties and equipment used in the historical business of the Corporation have been free of asbestos, PCB's, methylene chloride, trichloroethylene, 1,2-trans-dichloroethylene, dioxins, dibenzofurans, and Extremely Hazardous Substances.

         (w) Healthcare Compliance. Neither the Corporation nor any physician associated with or employed by the Corporation has received payment or any remuneration whatsoever to induce or encourage the referral of patients or the purchase of goods and/or services as prohibited under 42 U.S.C. Section 1320a-7b(b), or otherwise perpetrated any Medicare or Medicaid fraud or abuse nor has any such fraud or abuse been alleged within the last five (5) years by any government agency. No physician associated with or employed by the Corporation has made any referral of any patient to any entity in which such physician or a member of his or her immediate family has any ownership or investment interest or with which such physician or family member has any other financial relationship. The Corporation and/or each physician employed thereby is participating in or, to the best of the Seller's and the Group's Knowledge, otherwise authorized to receive reimbursement from, or is a party to Medicare, Medicaid, and other third-party payor programs, and, after the execution and delivery hereof and of the Service Agreement, the foregoing representation shall be true with respect to the Group and all physicians employed thereby. All necessary certifications and contracts required for participation in such programs are in full force and effect and have not been amended or otherwise modified, rescinded, revoked or assigned and, to the best of the Seller's and the Group's Knowledge, no condition exists or event has occurred which in itself or with the giving of notice or the lapse of time or both would result in the suspension, revocation, impairment, forfeiture or non-renewal of any such third party payor program. The Corporation is and, after the execution and delivery hereof and of the Service Agreement, the Group will be, in full compliance with the requirements of all such third party payor programs applicable thereto.

         (x) Fraud and Abuse. The Corporation and persons and entities providing professional services for the Corporation have not engaged in any activities which are prohibited under 42 U.S.C. Section 1320a-7b, or the regulations promulgated thereunder pursuant to such statutes, or related state or local statutes or regulations, or which are prohibited by rules of professional conduct, including but not limited to the following:

                 (i) knowingly and willfully making or causing to be made a false statement or representation of a material fact in any application for any benefit or payment;

                 (ii) knowingly and willfully making or causing to be made any false statement or representation of a material fact for use in determining rights to any benefit or payment;

                 (iii) failing to disclose knowledge by a claimant of the occurrence of any event affecting the initial or continued right to any benefit or payment on its own behalf or on behalf of another, with intent to fraudulently secure such benefit or payment; and

                 (iv) knowingly and willfully soliciting or receiving any remuneration (including any kickback, bribe, or rebate), directly or indirectly, overtly or covertly, in cash or in kind or offering to pay or receive such remuneration (A) in return for referring an individual to a person for the furnishing or arranging for the furnishing or any item or service for which payment may be made in whole or in part by Medicare or Medicaid, or (B) in return for purchasing, leasing, or ordering or arranging for or recommending purchasing, leasing, or ordering any good, facility, service or item for which payment may be made in whole or in part by Medicare or Medicaid.

         (y) Facility Compliance. The Corporation is duly licensed, and the Corporation and its clinics, offices and facilities are lawfully operated in accordance with the requirements of all applicable laws and certificates of need and has all necessary authorizations and certificates of need for their use and operation, all of which are in full force and effect. There are no outstanding notices of deficiencies relating to the Corporation or any physician employed thereby issued by any governmental authority or third party payor requiring conformity or compliance with any applicable law or condition for participation of such governmental authority or third party payor, and after reasonable and independent inquiry and due diligence and investigation, the Corporation has no Knowledge or reason to believe that such necessary authorizations may be revoked or not renewed in the ordinary course.

         (z) Rates and Reimbursement Policies. The jurisdiction in which the Corporation is located does not currently impose any restrictions or limitations on rates which may be charged to private pay patients receiving services provided by the Corporation. The Corporation has no rate appeal currently pending before any governmental authority or any administrator of any third party payor program.

         (aa) Disclosure. The representations and warranties contained in this
Section 4 and in the Seller's Disclosure Letter do not contain any untrue or misleading statement of a fact.

         5. Pre-Closing Covenants. The Parties agree as follows with respect to the period between the execution of this Agreement and the Closing.

         (a) General. Each of the Parties will use his or its best efforts to take all action and to do all things necessary in order to consummate and make effective the transactions contemplated by this Agreement (including satisfaction of the closing conditions set forth in Section 7 below).

         (b) Notices and Consents. The Seller will use reasonable effort to cause the Corporation to give all notices to third parties, and to obtain all third-party consents and authorizations, that may be required by law or the terms of any contract to which the Seller may be subject or that the Purchaser may request in connection with the transaction contemplated by this Agreement. Each of the Parties will (and the Seller will use reasonable effort to cause the Corporation to) give any notices to, make any filings with, and use its best efforts to obtain any authorizations, consents, and approvals of governments and governmental agencies required to consummate the transaction contemplated by this Agreement.

         (c) Operation of Business. Except as otherwise contemplated by this Agreement and except for the distribution by the Corporation of all S corporation taxable income through the day prior to the Closing Date, the Seller will not cause or permit the Corporation or the Group to engage in any practice, take any action, or enter into any transaction outside the Ordinary Course of Business. Without limiting the generality of the foregoing, the Seller will not cause or permit the Corporation to (i) declare, set aside, or pay any dividend or make any distribution with respect to its capital stock or redeem, purchase, or otherwise acquire any of its capital stock or (ii) otherwise engage in any practice, take any action, or enter into any transaction of the sort described in Section 4(g) above.

         (d) Full Access. The Seller will permit, and the Seller will cause the Corporation to permit, representatives of the Purchaser to have full access at all reasonable times, and in a manner so as not to interfere with the normal business operations of the Corporation, to all premises, properties, personnel, books, records (including Tax records), contracts, and documents of or pertaining to the Corporation. In that regard, the Seller will cause the Corporation to permit the independent accountants for the Purchaser to conduct such audits of the financial statements of the Corporation as the Purchaser shall elect or be required to obtain, and shall cause the accounting personnel of the Corporation to assist such accountants in the preparation for and conduct of such audit.

         (e) Notice of Developments. The Seller will give prompt written notice to the Purchaser of any material adverse development of which he learns which would constitute or otherwise cause a breach of any of the representations and warranties in Section 4 above. Each Party will give prompt written notice to the others of any material adverse development causing a breach of any of his or its own representations and warranties in Section 3 above. No disclosure by any Party pursuant to this Section 5(f), however, shall be deemed to amend or supplement the Seller's Disclosure Letter or to prevent or cure any misrepresentation, breach of warranty, or breach of covenant.

         (f) Exclusivity. For so long as this Stock Purchase Agreement shall remain in effect, the Seller will not (and the Seller will not cause or permit the Corporation to) (i) solicit, initiate, or encourage the submission of any proposal or offer from any Person relating to the acquisition of any capital stock or other voting securities, or any substantial portion of the assets of, the Corporation (including any acquisition structured as a merger, consolidation, or share exchange) or (ii) participate in any discussions or negotiations regarding, furnish any information with respect to, assist or participate in, or facilitate in any other manner any effort or attempt by any Person to do or seek any of the foregoing. The Seller will not vote their Shares in favor of any such acquisition structured as a merger, consolidation, or share exchange. The Seller will notify the Purchaser immediately if any Person makes any proposal, offer, inquiry, or contact with respect to any of the foregoing.

         (g) Payment of Debt; Release from Personal Guaranties. At the request of the Purchaser, the Seller shall cause the Corporation to pay all Debt or shall cause the Group to assume the same and indemnify the Corporation with respect to any Liability therefor. The Purchaser shall use its best efforts to obtain the release of the Seller from any personal guarantee of any obligation of the Corporation. Failure of the Purchaser to obtain any such release shall not be a breach of this Agreement or otherwise, without the existence of a separate breach hereof, excuse the Seller from performance hereunder.

         (h) Corporate Governance Matters. Immediately prior to Closing, the Seller shall have solicited and obtained from each existing officer and director of the Corporation such Person's resignation as an officer and/or director thereof.

         6. Post-Closing Covenants. The Parties agree as follows with respect to the period following the Closing.

         (a) General. If at any time after the Closing any further action is necessary to carry out the purposes of this Agreement, each of the Parties will take such further action (including the execution and delivery of instruments and documents) as any other Party may reasonably request, all at the sole cost and expense of the requesting Party (unless the requesting Party is entitled to indemnification therefor under Section 9 below). The Seller acknowledges and agrees that from and after the Closing the Purchaser will be entitled to possession of all documents, books, records (including Tax records), agreements, and financial data of any sort relating to the Corporation.

         (b) Litigation Support. In the event and for so long as any Party actively is contesting or defending against any action, suit, proceeding, hearing, investigation, charge, complaint, claim, or demand in connection with
(i) any transaction contemplated under this Agreement or (ii) any fact, situation, circumstance, status, condition, activity, practice, plan, occurrence, event, incident, action, failure to act, or transaction on or prior to the Closing Date involving the Corporation or the Seller, each of the other Parties will cooperate with him or it and his or its counsel in the contest or defense, make available their personnel, and provide such testimony and access to their books and records as shall be necessary in connection with the contest or defense, all at the sole cost and expense of the contesting or defending Party (unless the contesting or defending Party is entitled to indemnification therefor under Section 9 below).

         (c) Transition. The Seller will not take any action that is designed or intended to have the effect of discouraging any lessor, licensor, customer, supplier, or other business associate of the Corporation from maintaining the same business relationships with the Corporation or the Group after the Closing as it maintained with the Corporation prior to the Closing. The Seller will refer all inquiries relating to the businesses of the Corporation to the Purchaser from and after the Closing.

         7. Conditions Precedent to Obligation to Close.

         (a) Conditions to Obligation of the Purchaser. The obligation of the Purchaser to consummate the transactions to be performed by it in connection with the Closing is subject to satisfaction of the following conditions:

                 (i) the representations and warranties set forth in Section 3(a) and Section 4 above shall be true and correct in all material respects at and as of the Closing Date;

                 (ii) the Seller and the Group shall have performed and complied with all of their covenants hereunder in all material respects through the Closing;

                 (iii) All third party consents and authorizations specified in
         Section 5(b) above shall have been obtained;

                 (iv) no action, suit, or proceeding shall be pending or threatened before any court or quasi-judicial or administrative agency of any federal, state, local, or foreign jurisdiction or before any arbitrator wherein an unfavorable injunction, judgment, order, decree, ruling, or charge would (A) prevent consummation of any of the transactions contemplated by this Agreement, (B) cause any of the transactions contemplated by this Agreement to be rescinded following consummation, (C) affect adversely the right of the Purchaser to own the Shares and to control the Corporation, or (D) affect adversely the right of the Corporation to own its assets and to operate its businesses (and no such injunction, judgment, order, decree, ruling, or charge shall be in effect);

                 (v) the Seller and the Group shall have delivered to the Purchaser a certificate to the effect that each of the conditions specified above in Section 7(a)(i)-(iv) is satisfied in all respects;

                 (vi) the Purchaser shall have received the resignations, effective as of the Closing, of each director and officer of the Corporation other than those whom the Purchaser shall have specified in writing at least five business days prior to the Closing;

                 (vii) the Purchaser shall have received from Patel, Moore & O'Connor, P.A., counsel to the Seller and the Corporation, an opinion as to matters customarily addressed in opinions of counsel in transactions such as that described herein, which opinion shall be in form and substance reasonably acceptable to the Purchaser and its counsel;

                 (viii) the Group shall have executed and delivered the Service Agreement to the Purchaser;

                 (ix) the Seller shall have executed an employment contract with the Group in substantially the form set forth as Exhibit 7(a)(ix) hereto; and

                 (x) all actions to be taken by the Seller in connection with consummation of the transactions contemplated hereby and all certificates, opinion, instruments, and other documents required to effect the transactions contemplated hereby will be satisfactory in form and substance to the Purchaser.

The Purchaser may waive any condition specified in this Section 7(a) if it executes a writing so stating at or prior to the Closing.

         (b) Conditions to Obligation of the Seller. The obligation of the Seller to consummate the transactions to be performed by him in connection with the Closing is subject to satisfaction of the following conditions:

                 (i) the representations and warranties set forth in Section 3(b) above shall be true and correct in all material respects at and as of the Closing Date;

                 (ii) the Purchaser shall have performed and complied with all of its covenants hereunder in all material respects through the Closing;

                 (iii) no action, suit, or proceeding shall be pending or threatened before any court or quasi-judicial or administrative agency of any federal, state, local, or foreign jurisdiction or before any arbitrator wherein an unfavorable injunction, judgment, order, decree, ruling, or charge would (A) prevent consummation of any of the transactions contemplated by this Agreement or (B) cause any of the transactions contemplated by this Agreement to be rescinded following consummation (and no such injunction, judgment, order, decree, ruling, or charge shall be in effect);

                 (iv) the Purchaser shall have delivered to the Seller a certificate to the effect that each of the conditions specified above in Section 7(b)(i)-(iii) is satisfied in all respects;

                 (v) all actions to be taken by the Purchaser in connection with consummation of the transactions contemplated hereby and all certificates, instruments, and other documents required to effect the transactions contemplated hereby will be reasonably satisfactory in form and substance to the Seller.

                 (vi) the Seller shall have received an opinion from John A. Good, Esq., Executive Vice President and General Counsel of the Purchaser, in form and substance satisfactory to the Seller and his counsel with respect to the corporate existence and standing of the Purchaser, the corporate action taken in respect of this Agreement and the enforceability of this Agreement.

The Seller may waive any condition specified in this Section 7(b) if they execute a writing so stating at or prior to the Closing.

         8. Deliveries at Closing.

         (a) Documents to be Delivered by the Purchaser. At the Closing, the Purchaser shall deliver the following instruments and documents to the Seller or other appropriate party:

                 (i) the cash amount set forth in Section 2(b)(i) above;

                 (ii) the Note, payable to the order of the Seller;

                 (iii) certificates representing 196,154 shares of Response Stock issuable to the Seller pursuant to Section 2(b) above;

                 (iv) the certificate described in Section 7(b)(iv) above;

                 (v) the opinion of counsel, in a form reasonably satisfactory to the Seller's counsel, required pursuant to Section 7(b)(vi) above;

                 (vi) the Registration Rights Agreement in the form set forth as Exhibit 8(a)(v) hereto; and

                 (vii) such other documents as the Seller may reasonably request to affect the transactions contemplated by this Agreement.

         (b) Documents to be Delivered by the Seller. At the Closing, the Seller shall deliver the following instruments and documents to the Purchaser:

                 (i) stock certificates representing all of the Shares, endorsed in blank or accompanied by duly executed assignment documents;

                 (ii) a certificate of existence or good standing from the Florida Secretary of State evidencing the existence and good standing of the Corporation, dated not more than five (5) days prior to the Closing Date;

                 (iii) all consents required by Section 5(b) of this Agreement;

                 (iv) a certificate, executed by the Secretary of the Corporation, to the effect that attached thereto is a copy of the Articles of Incorporation of the Corporation, including amendments, certified by the Florida Secretary of State as of a date not more than five (5) days before Closing and, bylaws of the Corporation, all of which are in full force and effect and have not been amended;

                 (v) the opinion of counsel to the Seller, in a form reasonably satisfactory to the Purchaser's counsel, required by Section 7(a)(vii) above;

                 (vi) the Certificate described in Section 7(a)(v) above;

                 (vii) the Service Agreement, duly executed by the Group; and

                 (viii) such other documents as the Purchaser may reasonably request to affect the transactions contemplated by this Agreement.

         9. Remedies for Breaches of This Agreement.

         (a) Survival of Representations and Warranties. All of the representations and warranties of the Parties contained in this Agreement shall survive the Closing hereunder (even if the damaged Party knew or had reason to know of any misrepresentation or breach of warranty at the time of Closing) and continue in full force and effect thereafter for a period of two (2) years with respect to medical malpractice matters, and for a period of three (3) years in all other events.

         (b) Indemnification Provisions for Benefit of the Purchaser. In the event the Seller breaches (or in the event any third party alleges facts that, if true, would mean the Seller has breached) any of the Seller's representations, warranties, and covenants contained herein and, provided that the Purchaser makes a written claim for indemnification against the Seller pursuant to Section 9(c)(i) below prior to the expiration of the survival period set forth in Section 9(a) above, then the Seller and the Group, jointly and severally, agree to indemnify the Purchaser from and against the entirety of any Adverse Consequences the Purchaser may suffer through and after the date of the claim for indemnification (including any Adverse Consequences the Purchaser may suffer after the end of any applicable survival period with respect to any claim for indemnification made by the Purchaser prior to the end of such period) resulting from, arising out of, relating to, in the nature of, or caused by the breach (or the alleged breach), or otherwise; provided, however, that the aggregate amount of the foregoing indemnification obligations shall be limited to the amount of the Purchase Price, and the indemnification obligation shall not accrue unless and until the Purchaser shall have submitted to the Seller and/or the Group indemnification claims exceeding $100,000 in the aggregate. Any such indemnification obligation may be satisfied either in cash or by the Seller's cancellation of the Note or delivery of the Response Stock held by the Seller, valued at the greater of the price per share set forth in Section 2(c) above or the then-current fair market value of such Response Stock at the time of delivery in satisfaction of such indemnification obligation, all at the sole option of the Seller and/or the Group.

         (c) Matters Involving Third Parties.

                 (i) If any third party shall notify the Purchaser with respect to any matter (a "Third Party Claim") which may give rise to a claim for indemnification under this Section 9, then the Purchaser shall promptly notify the Seller thereof in writing; provided, however, that no delay on the part of the Purchaser in notifying the Seller shall relieve the indemnitor from any obligation hereunder unless (and then solely to the extent) the indemnitor thereby is prejudiced.

                 (ii) The Seller and/or the Group will have the right to defend the Purchaser against the Third Party Claim with counsel of their choice satisfactory to the Purchaser so long as (A) they notify the Purchaser in writing within 15 days after the Purchaser has given notice of the Third Party Claim that the Seller and/or the Group will indemnify the Purchaser from and against the entirety of any Adverse Consequences the Purchaser may suffer resulting from, arising out of, relating to, in the nature of, or caused by the Third Party Claim, (B) the Seller and/or the Group provide the Purchaser with evidence acceptable to the Purchaser that the Seller and/or the Group will have the financial resources to defend against the Third Party Claim and fulfill their indemnification obligations hereunder, (C) the Third Party Claim involves only money damages and does not seek an injunction or other equitable relief, (D) settlement of, or an adverse judgment with respect to, the Third Party Claim is not, in the good faith judgment of the Purchaser, likely to establish a precedential custom or practice adverse to the continuing business interests of the Purchaser, and (E) the Seller and/or the Group conduct the defense of the Third Party Claim actively and diligently.

                 (iii) So long as the Seller and/or the Group are conducting the defense of the Third Party Claim in accordance with Section 9(c)(ii) above, (A) the Purchaser may retain separate co-counsel at its sole cost and expense and participate in the defense of the Third Party Claim, (B) the Purchaser will not consent to the entry of any judgment or enter into any settlement with respect to the Third Party Claim without the prior written consent of the Seller and/or the Group (not to be withheld unreasonably), and (C) the Seller and/or the Group will not consent to the entry of any judgment or enter into any settlement with respect to the Third Party Claim without the prior written consent of the Purchaser.

                 (iv) In the event any of the conditions in Section 9(c)(ii) above is or becomes unsatisfied, however, (A) the Purchaser may defend against, and consent to the entry of any judgment or enter into any settlement with respect to, the Third Party Claim in any manner it may deem appropriate (and the Purchaser need not consult with, or obtain any consent from, the Seller or the Group in connection therewith),
         (B) the Seller and/or the Group will reimburse the Purchaser promptly and periodically for the costs of defending against the Third Party Claim (including attorneys' fees and expenses), and (C) the Seller and the Group will remain responsible for any Adverse Consequences the Purchaser may suffer resulting from, arising out of, relating to, in the nature of, or caused by the Third Party Claim to the fullest extent provided in this Section 9.

         (d) Determination of Adverse Consequences. The Parties shall take into account the time cost of money (using the Applicable Rate as the discount rate) in determining Adverse Consequences for purposes of this Section 9. All indemnification payments under this Section 9 shall be deemed adjustments to the Purchase Price.

         (e) Recoupment Under the Note. In the event that the Purchaser shall suffer Adverse Consequences for which indemnification pursuant to the foregoing provisions shall be payable by the Seller and the Seller shall not make any such indemnification payment within sixty (60) days after such indemnity amount shall become payable, the Purchaser shall have the option of recouping all or any part of any Adverse Consequences it may suffer by notifying the Seller that the Purchaser is offsetting the amount of such Adverse Consequences against the principal amount outstanding and/or interest payable under the Note. An offset pursuant to this subsection shall affect the timing and amount of payments required under the
Note in the same manner as if the Purchaser had made a permitted prepayment (without premium or penalty) thereunder.

         (f) Other Indemnification Provisions. The foregoing indemnification provisions are in addition to, and not in derogation of, any statutory, equitable, or common law remedy any Party may have for breach of representation, warranty, or covenant. The Seller hereby agrees that he will not make any claim for indemnification against the Corporation by reason of the fact that he was a director, officer, employee, or agent of the Corporation or was serving at the request thereof as a partner, trustee, director, officer, employee, or agent of another entity (whether such claim is for judgments, damages, penalties, fines, costs, amounts paid in settlement, losses, expenses, or otherwise and whether such claim is pursuant to any statute, charter document, bylaw, agreement, or otherwise) with respect to any action, suit, proceeding, complaint, claim, or demand brought by the Purchaser against the Seller (whether such action, suit, proceeding, complaint, claim, or demand is pursuant to this Agreement, applicable law, or otherwise); provided, however, that nothing in the foregoing shall be deemed to preclude the Seller from filing a claim pursuant to any policy of insurance possessed by the Corporation at the time of Closing to the extent the filing of such claim cannot thereafter result in any claim or assessment against the Corporation pursuant to any reservation of rights on the part of the insurance carrier or any other contractual, legal or equitable theory.

         10. Termination.

         (a) Termination of Agreement. Certain of the Parties may terminate this Agreement as provided below:

                 (i) the Purchaser and the Seller may terminate this Agreement by mutual written consent at any time prior to the Closing;

                 (ii) the Purchaser may terminate this Agreement by giving written notice to the Seller at any time prior to the Closing (A) in the event any of the Seller has breached any material representation, warranty, or covenant contained in this Agreement in any material respect, the Purchaser has notified the Seller of the breach, and the breach has continued without cure for a period of 10 days after the notice of breach or (B) if the Closing shall not have occurred on or before September 1, 1996, by reason of the failure of any condition precedent under Section 7(a) hereof (unless the failure results primarily from the Purchaser itself breaching any representation, warranty, or covenant contained in this Agreement); and

                 (iii) the Seller may terminate this Agreement by giving written notice to the Purchaser at any time prior to the Closing (A) in the event the Purchaser has breached any material representation, warranty, or covenant contained in this Agreement in any material respect, any of the Seller has notified the Purchaser of the breach, and the breach has continued without cure for a period of 10 days after the notice of breach or (B) if the Closing shall not have occurred on or before September 1, 1996 by reason of the failure of any condition precedent under Section 7(b) hereof (unless the failure results primarily from any of the Seller themselves breaching any representation, warranty, or covenant contained in this Agreement).

         (b) Effect of Termination. If any Party terminates this Agreement pursuant to Section 10(a) above, all rights and obligations of the Parties hereunder shall terminate without any Liability of any Party to any other Party (except for any Liability of any Party then in breach).

         (c) Confidentiality following Termination. In the event this Agreement is terminated pursuant to this Section 10, then the confidentiality agreements set forth in that certain letter of intent between certain of the parties dated May 6, 1996 shall survive such termination, shall remain in full force and effect, and are incorporated herein by reference to the extent necessary to effect the intention of this subsection.

         11. Miscellaneous.

         (a) Press Releases and Public Announcements. No Party shall issue any press release or make any public announcement relating to the subject matter of this Agreement without the prior written approval of the Purchaser and the Seller; provided, however, that any Party may make any public disclosure it believes in good faith is required by applicable law or any listing or trading agreement concerning its publicly-traded securities (in which case the disclosing Party will use its best efforts to advise the other Parties prior to making the disclosure).

         (b) Arbitration of Disputes; Legal Fees. Any dispute arising under this Stock Purchase Agreement shall be submitted by the parties to binding arbitration pursuant to the Tennessee Uniform Arbitration Act, with any such arbitration proceeding being conducted in accordance with the rules of the American Arbitration Association. Any arbitration panel presiding over any arbitration proceeding hereunder is hereby empowered to render a decision in respect of such dispute, to award costs and expenses (including reasonable attorney fees) as it shall deem equitable and to enter its award in any court of competent jurisdiction. Each of the Parties submits to the jurisdiction of any state or federal court sitting in Memphis, Shelby County, Tennessee for purposes of enforcement of any arbitration award hereunder. Each Party also agrees not to bring any action or proceeding arising out of or relating to this Agreement in any other court. Each of the Parties waives any defense of inconvenient forum to the maintenance of any action or proceeding so brought and waives any bond, surety, or other security that might be required of any other Party with respect thereto.

         (c) No Third-Party Beneficiaries. This Agreement shall not confer any rights or remedies upon any Person other than the Parties and their respective successors and permitted assigns.

         (d) Entire Agreement. This Agreement (including the documents referred to herein) constitutes the entire agreement among the Parties and supersedes any prior understandings, agreements, or representations by or among the Parties, written or oral, to the extent they related in any way to the subject matter hereof.

         (e) Succession and Assignment. This Agreement shall be binding upon and inure to the benefit of the Parties named herein and their respective successors and permitted assigns. No Party may assign either this Agreement or any of his or its rights, interests, or obligations hereunder without the prior written approval of the Purchaser and the Seller; provided, however, that the Purchaser may (i) assign any or all of its rights and interests hereunder to one or more of its Affiliates and (ii) designate one or more of its Affiliates to perform its obligations hereunder (in any or all of which cases the Purchaser nonetheless shall remain responsible for the performance of all of its obligations hereunder).

         (f) Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original but all of which together will constitute one and the same instrument.

         (g) Headings. The section headings contained in this Agreement are inserted for convenience only and shall not affect in any way the meaning or interpretation of this Agreement.

         (h) Notices. All notices, requests, demands, claims, and other communications hereunder will be in writing. Any notice, request, demand, claim, or other communication hereunder shall be deemed duly given if (and then two business days after) it is sent by registered or certified mail, return receipt requested, postage prepaid, or by expedited courier and addressed to the intended recipient as set forth below:

         If to the Seller:                        Copy to:

         Jeffrey L. Paonessa, M.D.                Patrick M. O'Connor, Esq.
         6122 Kipps Colony Drive West             Patel, Moore & O'Connor, P.A.
         Gulfport, Florida 33707                  18167 U.S. Highway
                                                  19 North, Suite 150
                                                  Clearwater, Florida 34624

         If to the Purchaser:                     Copy to:

         Joseph T. Clark                          John A. Good, Esq.
         Response Oncology, Inc.                  Response Oncology, Inc.
         1775 Moriah Woods Blvd.                  1775 Moriah Woods Blvd.
         Memphis, Tennessee 38117                 Memphis, Tennessee 38117

Any Party may send any notice, request, demand, claim, or other communication hereunder to the intended recipient at the address set forth above using any other means (including personal delivery, messenger service, telecopy, telex, ordinary mail, or electronic mail), but no such notice, request, demand, claim, or other communication shall be deemed to have been duly given unless and until it shall have been followed by the identical notice being given in the manner described in the first paragraph of this subsection. Any Party may change the address to which notices, requests, demands, claims, and other communications hereunder are to be delivered by giving the other Parties notice in the manner herein set forth.

         (i) Governing Law. This Agreement shall be governed by and construed in accordance with the domestic laws of the State of Tennessee without giving effect to any choice or conflict of law provision or rule (whether of the State of Tennessee or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Tennessee.

         (j) Amendments and Waivers. No amendment of any provision of this Agreement shall be valid unless the same shall be in writing and signed by the Purchaser and the Seller. No waiver by any Party of any default, misrepresentation, or breach of warranty or covenant hereunder, whether intentional or not, shall be deemed to extend to any prior or subsequent default, misrepresentation, or breach of warranty or covenant hereunder or affect in any way any rights arising by virtue of any prior or subsequent such occurrence.

         (k) Severability. Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction.

         (l) Expenses. Each of the Parties will bear his or its own costs and expenses (including legal fees and expenses) incurred in connection with this Agreement and the transactions contemplated hereby. The Seller agrees that the Corporation has not borne or will not bear any of the Seller's costs and expenses (including any of his legal fees and expenses) in connection with this Agreement or any of the transactions contemplated hereby.

         (m) Construction. The Parties have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the Parties and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any of the provisions of this Agreement. Any reference to any federal, state, local, or foreign statute or law shall be deemed also to refer to all rules and regulations promulgated thereunder, unless the context requires otherwise. The word "including" shall mean including without limitation. The Parties intend that each representation, warranty, and covenant contained herein shall have independent significance. If any Party has breached any representation, warranty, or covenant contained herein in any respect, the fact that there exists another representation, warranty, or covenant relating to the same subject matter (regardless of the relative levels of specificity) which the Party has not breached shall not detract from or mitigate the fact that the Party is in breach of the first representation, warranty, or covenant.

         (n) Incorporation of Exhibits and Schedules. The Exhibits and Schedules identified in this Agreement are incorporated herein by reference and made a part hereof.

         (o) Specific Performance. Each of the Parties acknowledges and agrees that the other Parties would be damaged irreparably in the event any of the provisions of this Agreement are not performed in accordance with their specific terms or otherwise are breached. Accordingly, each of the Parties agrees that the other Parties shall be entitled to an injunction or injunctions to prevent breaches of the provisions of this Agreement and to enforce specifically this Agreement and the terms and provisions hereof in any action instituted in any court of the United States or any state thereof having jurisdiction over the Parties and the matter, in addition to any other remedy to which they may be entitled, at law or in equity.

                                   * * * * *

         IN WITNESS WHEREOF, the Parties hereto have executed this Agreement on [as of] the date first above written.


                                        PURCHASER:

                                        Response Oncology, Inc.


                                        By:
                                           ------------------------------------
                                        Title:
                                              ---------------------------------

                                        Jeffrey L. Paonessa, M.D., P.A.


                                        By:
                                           ------------------------------------
                                        Title:
                                              ---------------------------------

                                        SELLER:


                                        ---------------------------------------
                                        Jeffrey L. Paonessa

                                Exhibit 2(b)(i)
                                       to
                            Stock Purchase Agreement

                         NON-NEGOTIABLE PROMISSORY NOTE

$5,100,000.00                                                 Memphis, Tennessee
                                                              June 19, 1996


         FOR VALUE RECEIVED, the undersigned, RESPONSE ONCOLOGY, INC., a Tennessee corporation (the "Maker"), promises to pay to the order of JEFFREY L. PAONESSA, a resident of the State of Florida, (the "Lender"), the principal sum of Five Million One Hundred Thousand Dollars ($5,100,000.00), together with interest on the unpaid principal balance thereof at the rate of Four (4%) percent per annum from date until Maturity (hereinafter defined), interest being payable in eight (8) quarterly installments commencing September 1, 1996, and on the first day of December March, June and September thereafter until Maturity. The entire remaining unpaid balance of principal of this Note, and any accrued interest thereon, shall be due and payable on June 17, 1998 ("Maturity").

         This Note may be prepaid in whole or in part prior to Maturity, but only upon fifteen (15) days advance written notice given by the Maker to the Lender.

         At the written election and request of the Lender, duly given to the Maker not later than fifteen (15) days prior to any payment of principal (including any prepayment) on this Note, any such payment shall be paid in whole or in part in whole shares of common stock of the Maker, $.01 par value per share (the "Shares"). For purposes of this paragraph, the number of whole Shares to which the Lender shall be entitled upon exercise of the foregoing election shall be determined by dividing the amount of principal with respect to which the Lender elects to be paid in Shares by the Maker by $15.60, which price shall be adjusted for stock splits, stock dividends, reverse stock splits, recapitalizations, reorganizations and other changes in the capital structure of the Maker affecting the value of the Shares. No fractional Shares shall be issued by the Maker, and the Lender shall be paid cash in lieu of such fractional Shares in an amount equal to the fractional Share to which the Lender would otherwise be entitled times the conversion price stated above. Based on current interpretations of Rule 144 under the Securities Act of 1933, the Shares will be unrestricted on or after June 19, 1998, and after such time, certificates representing such Shares shall be issued without a legend restricting transfer thereof.

         Any amounts not paid when due hereunder (whether by acceleration or otherwise) shall bear interest after maturity at the lesser of (a) eighteen percent (18%) per annum or (b) the maximum effective contract rate which may be charged by the Lender under applicable law from time to time in effect.

         In the event that the foregoing provisions should be construed by a court of competent jurisdiction not to constitute a valid, enforceable designation of a rate of interest or method of determining same, the indebtedness hereby evidenced shall bear interest at the maximum effective contract rate which may be charged by the Lender under applicable law from time to time in effect.

         This Note is non-negotiable.

         Notwithstanding anything to the contrary, the payments required pursuant to this Note are subject to a right of offset, setoff, and recoupment as a result of any indemnification required pursuant to the provisions of that certain Stock Purchase Agreement by and between Lender and Maker dated as of June 19, 1996 and/or as a result of the application of certain provisions for the payment of liquidated damages in that certain Service Agreement dated as of June 19, 1996 to which Lender and Maker are parties; provided, however, that the foregoing right shall be limited to the amount of such indemnification, and the outstanding principal balance of this note not so offset shall remain due and payable on the terms set forth herein. Notwithstanding the foregoing, such right shall not be exercised by the Maker unless the Maker shall have provided the Lender the opportunity, which opportunity may be elected only for a period of ten (10) days after the Lender shall have received notice of the Maker's intention to exercise the rights described in this paragraph, to deliver to the Maker Shares in complete or partial satisfaction of the Lender's obligations to the Maker which give rise to the rights described herein.

         All installments of interest, and the principal hereof, are payable by Maker's corporate check at 6122 Kipps Colony Drive West, Gulfport, Florida 33707 or at such other place as the holder may designate in writing, in lawful money of the United States of America, which shall be legal tender in payment of all debts and dues, public and private, at the time of payment.

         If the Maker shall fail to make payment of any installment of principal and interest, as above provided, and such failure shall continue unremedied for a period of thirty (30) days following written notice thereof, or upon the dissolution of the Maker or any endorser, and (if there is a cure period applicable thereto) such default is not cured within such applicable cure period, then and in any such event, the entire unpaid principal balance of the indebtedness evidenced hereby, together with all interest then accrued, shall, at the absolute option of the holder hereof, at once become due and payable, without demand or notice, the same being hereby expressly waived.

         If this Note is placed in the hands of an attorney for collection, by suit or otherwise, the Maker shall pay on demand all costs of collection and litigation (including court costs), together with a reasonable attorney's fee if Lender is successful in the litigation.

         It is the intention of the Lender and the Maker to comply strictly with applicable usury laws; and, accordingly, in no event and upon no contingency shall the holder hereof ever be entitled to receive, collect, or apply as interest any interest, fees, charges or other payments equivalent to interest, in excess of the maximum effective contract rate which the Lender may lawfully charge under applicable statutes and laws from time to time in effect; and in the event that the holder hereof ever receives, collects, or applies as interest any such excess, such amount which, but for this provision, would be excessive interest, shall be applied to the reduction of the principal amount of the indebtedness hereby evidenced; and if the principal amount of the indebtedness evidenced hereby, all lawful interest thereon and all lawful fees and charges in connection therewith, are paid in full, any remaining excess shall forthwith be paid to the Maker, or other party lawfully entitled thereto. All interest paid or agreed to be paid by the Maker shall, to the maximum extent permitted under applicable law, be amortized, prorated, allocated and spread throughout the full period until payment in full of the principal so that the interest hereon for such full period shall not exceed the maximum amount permitted by applicable law. Any provision hereof, or of any other agreement between the holder hereof and the Maker, that operates to bind, obligate, or compel the Maker to pay interest in excess of such maximum effective contract rate shall be construed to require the payment of the maximum rate only. The provisions of this paragraph shall be given precedence over any other provision contained herein or in any other agreement between the holder hereof and the Maker that is in conflict with the provisions of this paragraph.

         This Note shall be governed and construed according to the statutes and laws of the State of Florida from time to time in effect.

                                        RESPONSE ONCOLOGY, INC.

                                        By:
                                           ------------------------------------
                                        Title:
                                              ---------------------------------

                                Exhibit 7(a)(ix)

                            EMPLOYMENT AGREEMENT FOR
                            PROFESSIONAL EMPLOYEE OF
                        JEFFREY L. PAONESSA, M.D., P.A.

         THIS AGREEMENT is entered into as of June 19, 1996 (the "Effective Date"), by and between JEFFREY L. PAONESSA, M.D., P.A., a Florida professional association ("Employer") and ____________________, M.D., an individual residing in the State of Florida, ("Employee").


                                  WITNESSETH:

         WHEREAS, Employer is a professional group practice engaged in the practice of medicine in the State of Florida;

         WHEREAS, Employee is an individual duly licensed to practice as a physician in the State of Florida;

         WHEREAS, Employer wishes to employ Employee on a full-time basis to provide professional services on behalf of Employer; and

         WHEREAS, Employee wishes to be so employed;

         NOW, THEREFORE, in consideration of the foregoing premises and of the mutual promises and covenants hereinafter set forth, the parties agree as follows:

         1. Scope of Employment. Employee agrees to devote substantially his full time and energy to the practice of medicine, in the specialty of oncology-hematology on behalf of Employer, and to practice medicine solely as an employee of Employer, except as may be otherwise agreed to by Employer in writing. Employee shall represent himself professionally only under such business or clinic name as shall be approved or designated by Employer, and shall practice at the office location designated by Employer. Employee understands that the governing body of Employer has final authority and responsibility for determining the fee schedule for professional services rendered by employees of Employer.

         2. Compensation for Services. Employer shall compensate Employee for all services rendered by Employee under this Agreement in accordance with Schedule A hereto. Employee understands and agrees that any and all monies due to or received by Employee on account of the rendering of patient care services or otherwise in the professional practice of his or her profession from and after the effective date of this Agreement, regardless of the time and place such services are delivered, shall be the exclusive property of Employer. The compensation paid to Employee under this Agreement shall constitute full compensation to Employee for services rendered under this Agreement, and Employee shall not seek additional compensation from any source for services rendered under this Agreement.

          3. Billing. (a) Except as otherwise provided by law, only Employer shall be entitled to bill for or otherwise receive payment from the patient or any third party for services provided by Employee under this Agreement. Employee shall have no right to receive, nor shall Employee attempt to bill for or collect, payment from the patient or any third party for services provided by Employee under this Agreement, except in the name of and for the sole benefit of Employer.

         (b) Employee shall cooperate with and assist Employer in the preparation and documentation of claims for services rendered by Employee under this Agreement. Employee agrees to cooperate and comply with the terms of applicable utilization management and similar cost management protocols, and to do all things necessary and appropriate to maximize reimbursement to Employer for services rendered by Employee under this Agreement, to the extent consistent with law and with the best clinical interests of the patient.

         4. Working Facilities. Employer shall assure that Employee has appropriate office space, support staff, supplies, equipment, and such other facilities and services as Employer deems necessary and appropriate to his or her position and for the performance of Employee's duties.

         5. Professional Relationships. Employer and Employee each acknowledges and agrees that the business relationship between Employer and Employee as established by this Agreement does not, and shall not be construed to, alter or in any way affect the legal, ethical, and professional relationship between Employee and patients cared for by Employee, nor shall anything contained in this Agreement abrogate any right, privilege, or obligation arising out of or applicable to the physician-patient relationship.

         6. Clinical Records. Employee shall assure that appropriate clinical records are prepared with regard to all professional services provided by Employee under this Agreement. All such records shall be prepared and maintained according to prudent record keeping procedures and as required by law. All clinical records prepared and maintained with regard to services rendered under this Agreement shall be and remain the property of Employer, notwithstanding any termination of this Agreement.

         7. Professional Liability Insurance. Employer shall, at all times during the initial and any renewal term of this Agreement, provide at its sole cost and expense professional and general liability insurance coverage for Employee in such amounts and with such carrier or carriers as Employer shall deem necessary and appropriate.

         8. Expenses. Ordinary and necessary business expenses incurred by Employee in performing his or her duties under this Agreement, including but not limited to professional dues, subscriptions, licenses, and continuing education expenses, shall be borne by Employer.

         9. Employee Benefits. Employee shall be entitled to receive or participate in all employee benefits generally available to employees of Employer in accordance with the terms of the Employer's employee benefit plans in effect from time to time. The governing body of Employer may increase, decrease, or discontinue any benefit plan at any time without notice to or the consent of Employee.

         10. Term. The initial term of this Agreement shall begin on the Effective Date stated on page 1 hereof, and shall terminate on the next ensuing December 31. This Agreement shall thereafter automatically renew for successive terms of one (l) year each unless and until terminated as hereinafter provided.

         11. Voluntary Termination. Either party may terminate this Agreement at any time, with or without cause, by giving written notice thereof to the other party at least ninety (90) days prior to the effective date of termination.

         12. Termination For Cause. Employer may terminate this Agreement immediately upon written notice to Employee on the occurrence any of the following events:

                 (a) The failure of Employee to correct any material breach of this Agreement to the reasonable satisfaction of Employer within thirty (30) days following written notice from Employer specifying such breach;

                 (b) The revocation, termination, restriction, or suspension of Employee's license to practice his or her profession in the State of Florida, Employee's DEA permit (if applicable), or the exclusion of Employee from participation in Medicare, Medicaid, or CHAMPUS; or

                 (c) Any unprofessional or illegal conduct by Employee which makes the performance of this Agreement impractical, including, but not limited to, the conviction of a felony.

         13. Covenant Not to Compete. (a) Employee agrees and covenants that, during the term of this Agreement and for a period of five (5) years after termination of this Agreement, Employee shall not, either directly as a partner, employer, agent, independent contractor, employee or indirectly through a corporation, partnership, affiliate, subsidiary or otherwise:

                 (i) Establish, operate or provide professional medical services substantially similar to those provided for Employer pursuant to his employment relationship with Employer ("Prohibited Services") at any medical office, clinic or other health care facility at any location within 100 miles of the St. Petersburg, Florida City Hall (the "Restricted Territory");

                 (ii) Publicly announce or offer (by any method) to provide Prohibited Services within the Restricted Territory;

                 (iii) Solicit, induce or attempt to induce patients of any physician (including Employee) associated or affiliated with Employer to leave the care of physicians associated or affiliated with Employer; or

Employer acknowledges and agrees that nothing in the foregoing will be construed to restrict the Employee from (i) delivering physician services that are unrelated to the fields of hematology or oncology, including the practice of internal medicine, (ii) teaching hematology or oncology, or (iii) assuming directorships of hospices following termination of this Agreement.

         (b) If Employee violates the covenants set forth in this Section 13, then the duration of the restrictions contained herein shall be extended an additional month for each month during which such violation occurred but was not discovered by Employer, beginning upon the date that Employer learns of the violation and so notifies Employee in writing.

         (c) Employee acknowledges and agrees that the covenants contained in this Section 13 are necessary to protect the business and goodwill of Employer and that a breach of these covenants will result in irreparable harm and continuing damage to Employer . As a result, Employee agrees that if Employee breaches or threatens to breach these covenants, Employer shall be entitled to specific performance and/or injunctive or other equitable relief in order to prevent the continuation of such harm, as well as money damages. Employee waives any requirement for the securing or posting of any bond in connection with the obtaining of any such equitable relief.

         (d) Employee acknowledges and agrees that if Employee breaches the covenants contained in this Section 13 after the Fifteenth (15th) anniversary of this Agreement, and Employer is unable for any reason to obtain a restraining order from a court of competent jurisdiction within thirty (30) days after application to enjoin the breach by Employee, it will be difficult to calculate the precise amount of damages suffered by Employer. As a result, the parties have determined that, in the event of such a breach, Employer shall be entitled to liquidated damages equal to the lesser of (i) fifty percent (50%) of the total amount of professional service revenues attributable to Employee during the three years prior to the termination of this Agreement, or
(ii) fifty percent (50%) of the total professional services revenues earned by the Employee from the competing activity during the three years immediately following such violation. Any amount payable pursuant to the immediately preceding sentence shall be paid by

Employee in three (3) installments no later than the 15th day of the third month following each of the first three anniversaries of such violation.

         (e) The parties have attempted to limit the provisions of this Section 13 only to the extent necessary to protect each party's interests. However, the parties hereby agree that, in the event that any provision, section or subsection of this Section 13 is adjudged by any court of competent jurisdiction to be void or unenforceable, in whole or part, such court shall modify and enforce any such provision, section or subsection to the extent that it believes to be reasonable under the circumstances.

         14. Notices. Any notice required or permitted under the terms of this Agreement shall be in writing and shall delivered by any reasonable means, which may include but is not limited to hand delivery or United States Mail. Any notice given by United States Mail shall be effective on the mailing date. Notice given by any other reasonable means, including hand delivery, shall be effective on receipt.

         15. Entire Agreement. This Agreement contains the entire agreement between the parties relating to the subject matter addressed herein. Any prior or contemporaneous agreement, promise, or representation, whether oral or written, relating to the subject matter of this Agreement and not expressly set forth or referenced in this Agreement or a proper amendment hereto shall be of no force or effect.

         16. Amendment. This Agreement may be amended only by the mutual written consent of the parties, and no oral modification or amendment shall be permitted.

         17. Assignment. This Agreement and Employee's rights and obligations hereunder may not be assigned or transferred by Employee. Employer may assign this Agreement, and its rights and obligations hereunder, to any person that controls, is controlled by, or is under common control with Employer, or which is merged with or into Employer, or that purchases all or substantially all of the assets of Employer.

         18. Binding Effect. This Agreement shall be binding upon and shall inure to the benefit of the respective parties hereto and their successors and permitted assigns.

         19. Waiver. Any of the terms or conditions of this Agreement which may be waived may be waived in writing at any time by any party hereto which is entitled to the benefit thereof. Waiver of breach of any provision of this Agreement shall not be deemed a waiver of any other breach of the same or a different provision.

         20. Remedies. Nothing in this Agreement shall be construed to limit the lawful remedies available to either party in the event of breach of any provision of this Agreement. The provisions of this Agreement and the performance of each party hereunder may be enforced by any right or remedy available at law or in equity.

         21. Severability. In the event that any provision of this Agreement is rendered invalid or unenforceable, such provision shall be severed from this Agreement and the remaining provisions of this Agreement shall continue in full force and effect, provided, however, that if the effect of the severance of such unenforceable provision is to substantially deprive Employer of the benefit of the services of Employee or the revenues derived therefrom, or to substantially deprive Employee of the benefit of compensation for services rendered, this Agreement may be terminated by the party so deprived immediately upon written notice to the other party.

         22. Headings or Captions. The headings or captions provided throughout this Agreement are for reference purposes only, shall not be considered in construing the terms and conditions of this Agreement, and shall not in any way affect the meaning or interpretation of this Agreement.

         23. Schedules and Exhibits. The schedules and exhibits referenced in this Agreement are an essential part of the agreement of the parties, and shall be considered for all purposes a part of this Agreement. Any and all counterparts, photocopies, or other reproductions of this Agreement shall include all of its schedules and exhibits, attached to and made a part of the Agreement.

         24. Governing Law. This Agreement shall be governed by and construed in accordance with the law of the State of Florida.

         25. Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original.

         IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first written above.

                                        Jeffrey L. Paonessa, M.D., P.A.
                                        ("Employer")



                                        By:
                                           -------------------------------------
                                           Jeffrey L. Paonessa, M.D., President



                                        ----------------------------------------
                                        Jeffrey L. Paonessa, M.D. ("Employee")

                                   SCHEDULE A

                            COMPENSATION OF EMPLOYEE

         Employee shall be entitled to receive, throughout the term of this Agreement, compensation determined in accordance with the formula approved from time to time by the Stockholders of Employer or as otherwise approved by the Stockholders of Employer.

THIS SCHEDULE IS AN ESSENTIAL PART OF THE AGREEMENT OF THE PARTIES AND MUST BE INCLUDED WITH ANY AND ALL COPIES OF THE AGREEMENT

                                                    (Initial) Employer: ________